Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 on Forms S-3 (SEC File No. 333-139752), and the related prospectus, and the registration statement on Form S-8 (Nos. 333-155907, 333-147603 and 333-138297) of China Direct Industries, Inc. of our report dated December 31, 2009 related to the consolidated balance sheets of China Direct Industries, Inc. and its Subsidiaries as of September 30, 2009 and December 31, 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended September 30, 2009 and December 31, 2008 appearing in China Direct Industries, Inc.’s Transition Report on Form 10-K for the year ended September 30, 2009.

SHERB & CO., LLP

/s/ Sherb & Co., LLP

Boca Raton, Florida
December 31, 2009